Exhibit 99.1

Samson Bélair/Deloitte & Touche s.e.n.c.r.l. 1 Place Ville Marie Suite 3000 Montreal QC H3B 4T9 Canada Tel: (514) 393-7115 Fax: (514) 390-4109 www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Shareholders of
CinéGroupe Corporation

We have audited the accompanying consolidated balance sheets of CinéGroupe Corporation as of March 31, 2004 and 2003, and the related consolidated statements of loss, deficit and cash flows for each of the three years in the period ended March 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2004, in conformity with accounting principles generally accepted in Canada.

The accompanying consolidated financial statements for the year ended March 31, 2004 have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of $27,757,182 for the year ended March 31, 2004 and has an accumulated deficit of $30,964,277 at March 31, 2004, and, as discussed in Note 2 to the consolidated financial statements, the Company was granted an initial order from the Quebec Superior Court of Justice providing creditor protection under the Companies’ Creditors Arrangement Act. All of these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On May 28, 2004, we reported separately to the shareholders of the Company on the consolidated financial statements for the year ended March 31, 2004, prepared in accordance with Canadian generally accepted accounting principles. We conducted that audit in accordance with Canadian generally accepted auditing standards.

/s/ SAMSON BÉLAIR/DELOITTE & TOUCHE s.e.n.c.r.l.

Chartered Accountants

Montreal QC, Canada
July 7, 2004